Exhibit G

PORTAL AGREEMENT, CONSULTING SERVICES AGREEMENT

AND ESCROW AGREEMENT

This Portal Agreement (the “Agreement”), is made and entered into on February 12th, 2020 (the “Effective Date”), by and between Silicon Prairie Online LLC (“SPO” or “Vendor”) and Viroment Capital LLC (“Customer”). Each party to this Agreement may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SPO provides a crowdfunding investment software platform which Customer will access under authorization from Vendor; and

WHEREAS, the Parties desire that SPO make such platform and related services available to Customer under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

Definitions

As used in this Agreement, the following terms shall have the following meaning:

a.	“Content” means the visual information, documents, software, products, and services contained or made available to Customer in the course of using the Service (as defined hereinafter).

b.	“Customer User Account” means the account maintained by Customer’s users which includes any related login credentials and certain Customer Data provided or submitted by Customer’s users in the course of using the Service.

c.	“Customer Data” means any data, information, or material provided or submitted by Customer or by third-party users in the course of using the Service.

d.	“Intellectual Property Rights” means any unpatented inventions, patent applications, patents, design rights, copyrights, trademarks, service marks, trade names, domain name rights, mask work rights, know-how and other trade secret rights, and all other intellectual property rights, derivatives thereof, and forms of protection of a similar nature anywhere in the world.

e.	“SPO Technology” means all of SPO’s proprietary technology (including software, hardware, products, processes, algorithms, user interfaces, know-how, techniques, designs, and other tangible or intangible technical material or information) made available to Customer by SPO in providing the Service.

f.	“Service(s)” means SPO’s crowdfunding investment platform (the “Software Platform”), developed, operated, hosted, and maintained by SPO, or ancillary online or offline products and services provided to Customer by SPO, to which Customer is being granted access under this Agreement, including the SPO Technology and the Content. The Services are further described in the documentation set forth in Appendix B.

g.	“User(s)” means Customer employees, representatives, consultants, contractors, agents, or prospective investors who are authorized to use the Service and have been supplied user identifications and passwords by Customer (or by SPO at Customer’s request).

Provision of Services

a.	Subject to the terms and conditions set forth in this Agreement (including any appendices), during the term of this Agreement, SPO agrees to provide the Services and provide authorization to Customer and its Users with access and rights to use the Services subject to the fees set forth on Appendix A, attached hereto.

b.	Appendix A may be modified by the mutual written consent of the parties, in a form expressly amending such Appendices, to expand, limit or otherwise modify the scope the Services provided hereunder.

c.	SPO will not provide any front-end web hosting services on the Customer’s website, but shall provide installation, maintenance, support, and other related hosting services to Customer as part of the Services and to be hosted on a subdomain of the Customer’s website.

d.	Neither the execution of this Agreement nor anything in it shall obligate SPO to furnish any services beyond those described within this Agreement.

Access to Software Platform and Restrictions

a.	SPO hereby authorizes Customer to access and use the Service, solely for Customer’s own business purposes, subject to the terms and conditions of this Agreement. All rights not expressly granted to Customer are reserved by SPO.

b.	Customer may not access the Service for purposes of obtaining competitive advantages, including, but not limited to, monitoring its availability, performance or functionality, or for any other benchmarking or competitive purposes.

Customer Responsibilities

a.	Customer is responsible for all activity occurring under Customer’s User Accounts and shall abide by all applicable local, state, national, and foreign, laws, treaties and regulations in connection with Customer’s use of the Service, including those related to data security and privacy, international communications, and the transmission of technical or personal data.

b.	Customer shall: (i) notify SPO immediately of any unauthorized use of any password or account or any other known or suspected breach of security; (ii) report to SPO immediately and use reasonable efforts to stop immediately any copying or distribution of Content that is known or suspected by Customer or Customer Users; and (iii) not impersonate another SPO user or provide false identity information to gain access to or use the Service.

c.	Customer shall not (i) license, sublicense, sell, resell, transfer, assign, distribute, or otherwise commercially exploit or make available to any third party the Service or the Content in any way; (ii) modify or make derivative works based upon the Service or the Content; (iii) “frame” or “mirror” any Content on any other server or wireless or Internet-based device; or (iv) reverse engineer or access the Service in order to (a) build a competitive product or service, (b) build a product using similar ideas, features, functions or graphics of the Service, or (c) copy any ideas, features, functions or graphics of the Service.

d.	Customer shall not: (i) send spam or otherwise duplicative or unsolicited messages in violation of applicable laws; (ii) send or store infringing, obscene, threatening, libelous, or otherwise unlawful or tortuous material, including material harmful to children or violative of third party privacy rights; (iii) send or store material containing software viruses, worms, Trojan horses, or other harmful computer code, files, scripts, agents, or programs; (iv) interfere with or disrupt the integrity or performance of the Service or the data contained therein; or (v) attempt to gain unauthorized access to the Service or its related systems or networks.

e.	In connection with Customer’s use of the Services on Customer’s own front-end website, Customer’s front-end materials, web pages, media, and graphics used in connection with the Services shall prominently indicate that Vendor is providing the back-end Services by using the phrasing “POWERED BY SILICON PRAIRIE ONLINE” alongside the SPO logo, in a manner to be approved by Vendor prior to Customer’s use of the Services with any third parties.

Account Information and Customer Data

a.	Customer, not SPO, shall have sole responsibility for the accuracy, quality, integrity, legality, reliability, appropriateness, and intellectual property ownership or right to use of all Customer Data, and SPO shall not be responsible or liable for the deletion, correction, corruption, destruction, damage, loss or failure to store any Customer Data. In the event this Agreement is terminated (other than by reason of Customer’s breach), SPO will make available to Customer a file of the Customer Data within thirty (30) days of termination if Customer so requests at the time of termination.

b.	SPO reserves the right to withhold, remove, and/or discard Customer Data without notice for any breach, including, without limitation, Customer’s non-payment. Upon termination for cause, Customer’s right to access or use Customer Data immediately ceases, and SPO shall have no obligation to maintain or forward any Customer Data.

Intellectual Property Ownership

a.	SPO (and its affiliated entities, where applicable) shall retain all right, title, and interest, including all related Intellectual Property Rights, in and to the SPO Technology, the Content and the Service and any suggestions, ideas, enhancement requests, feedback, recommendations, or other information provided by Customer or any other party relating to the Service.

b.	This Agreement is not a sale or license and does not convey to Customer any rights of ownership in or related to the Service, the SPO Technology or the Intellectual Property Rights owned by SPO. SPO’s name, SPO’s logo, and the product names associated with the Service are trademarks of SPO or third parties, and no right or license is granted to use them.

Third Party Goods and Services

a.	Customer may enter into correspondence with, and utilize the services from, third party service providers whose services are embedded into, or linked from, our Service offering. Any such activity, and any terms, conditions, warranties, or representations associated with such activity, is solely between Customer and the applicable third party. SPO shall have no liability, obligation, or responsibility for any such correspondence, purchase, or utilization between Customer and any such third party. SPO does not endorse any sites on the Internet that are linked through the Service. In no event shall SPO be responsible for any content, products, or other materials on or available from such sites.

b.	Customer acknowledges that certain third party providers of ancillary software, hardware, or services may require Customer’s agreement to additional or different license or other terms prior to Customer’s use of or access to such software, hardware or services.

Term and Termination

a.	This Agreement is effective as of the Effective Date and will remain in effect until terminated by SPO or Customer within 30 days’ notice.

b.	SPO may terminate Customer’s access to all or any part of the Services at any time, with or without cause, with or without notice, with immediate effect.

c.	Any breach of Customer’s payment obligations or unauthorized use of the SPO Technology or Service will be deemed a material breach of this Agreement. SPO, in its sole discretion, may terminate Customer’s password, account or use of the Service if Customer breaches or otherwise fails to comply with this Agreement.

Payment of Fees

a.	Customer shall make payment to SPO for the Services at the rates and terms agreed to in Appendix A of this Agreement.

b.	All payment obligations are non-cancelable and all amounts paid are nonrefundable. Customer shall provide SPO with valid credit card, cash, check, crypto-currency or other approved payment information as a condition to signing up for the Service.

c.	SPO will issue an invoice to Customer as set forth in Appendix A. SPO’s fees are exclusive of all taxes, levies, or duties imposed by taxing authorities, and Customer shall be responsible for payment of all such taxes, levies, or duties, excluding only U.S. (federal or state) taxes based solely on SPO’s income.

d.	Customer agrees to provide SPO with complete and accurate billing and contact information. This information includes Customer’s legal company name, street address, email address, and name and telephone number of an authorized billing contact. Customer agrees to update this information within thirty (30) days of any change to it. If the contact information Customer has provided is false or fraudulent, SPO reserves the right to terminate or suspend Customer’s access to the Service in addition to any other legal remedies.

e.	If Customer believes its invoice is incorrect, Customer must contact SPO in writing within sixty (60) days of the invoice date of the invoice containing the amount in question to be eligible to receive an adjustment or credit.

Nonpayment and Suspension

a.	In addition to any other rights granted to SPO herein, SPO reserves the right to suspend or terminate this Agreement and Customer’s access to the Service if Customer fails to timely pay Vendor as set forth in this Agreement. Customer will continue to be charged during any period of suspension. If Customer or SPO terminates this Agreement, Customer will be obligated to pay all remaining amounts owed to SPO in accordance with Sections 8 and 9 above.

b.	SPO reserves the right to impose additional fees in the event Customer is suspended and thereafter requests reinstated access to the Service.

Representations and Warranties, Indemnification, and Disclaimers

a.	Each party represents and warrants that it has the legal power and authority to enter into this Agreement. SPO represents and warrants that it will provide the Service in a manner consistent with general industry standards reasonably applicable to the provision thereof and that the Service will perform substantially in accordance with Appendix B under normal use and circumstances.

b.	Customer represents and warrants that Customer has not falsely identified Customer nor provided any false information to gain access to the Service and that Customer’s billing information is correct.

c.	Customer shall indemnify, defend, and hold SPO and its parent organizations, subsidiaries, affiliates, officers, governors, employees, attorneys, and agents harmless from and against any and all claims, costs, damages, losses, liabilities, and expenses (including attorneys’ fees and costs) arising out of or in connection with: (i) a claim alleging that use of the Customer Data infringes the rights of, or has caused harm to, a third party; (ii) a claim, which if true, would constitute a violation by Customer of Customer’s representations and warranties; or (iii) a claim arising from the breach by Customer or Customer Users of this Agreement, provided in any such case that SPO (a) gives written notice of the claim promptly to Customer; (b) gives Customer sole control of the defense and settlement of the claim (provided that Customer may not settle or defend any claim unless Customer unconditionally releases SPO of all liability and such settlement does not affect SPO’s business or Service); (c) provides to Customer all available information and assistance; and (d) has not compromised or settled such claim.

d.	SPO shall indemnify, defend, and hold Customer and Customer’s parent organizations, subsidiaries, affiliates, officers, directors, governors, managers, employees, attorneys, and agents harmless from and against any and all claims, costs, damages, losses, liabilities, and expenses (including attorneys’ fees and costs) arising out of or in connection with: (i) a claim alleging that the Service directly infringes a copyright, patent issued as of the Effective Date, or a trademark of a third party; (ii) a claim, which if true, would constitute a violation by SPO of its representations or warranties; or (iii) a claim arising from breach of this Agreement by SPO; provided that Customer (a) promptly gives written notice of the claim to SPO; (b) gives SPO sole control of the defense and settlement of the claim (provided that SPO may not settle or defend any claim unless it unconditionally releases Customer of all liability); (c) provides to SPO all available information and assistance; and (d) has not compromised or settled such claim. SPO shall have no indemnification obligation, and Customer shall indemnify SPO pursuant to this Agreement, for claims arising from any infringement arising from the combination of the Service with any of Customer products, service, hardware or business process(s).

e.	SPO MAKES NO OTHER REPRESENTATION, WARRANTY, OR GUARANTY AS TO THE RELIABILITY, TIMELINESS, QUALITY, SUITABILITY, TRUTH, AVAILABILITY, ACCURACY, OR COMPLETENESS OF THE SERVICE OR ANY CONTENT. SPO DOES NOT REPRESENT OR WARRANT THAT (A) THE USE OF THE SERVICE WILL BE SECURE, TIMELY, UNINTERRUPTED, OR ERROR-FREE OR OPERATE IN COMBINATION WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEM, OR DATA; (B) THE SERVICE WILL MEET CUSTOMER’S REQUIREMENTS OR EXPECTATIONS; (C) ANY STORED DATA WILL BE ACCURATE OR RELIABLE; (D) THE QUALITY OF ANY PRODUCTS, SERVICES, INFORMATION, OR OTHER MATERIAL PURCHASED OR OBTAINED BY CUSTOMER THROUGH THE SERVICE WILL MEET CUSTOMER’S REQUIREMENTS OR EXPECTATIONS; (E) ERRORS OR DEFECTS WILL BE CORRECTED; OR (F) THE SERVICE OR THE SERVER(S) THAT MAKE THE SERVICE AVAILABLE ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS. THE SERVICE AND ALL CONTENT IS PROVIDED TO CUSTOMER STRICTLY ON AN “AS IS” BASIS. ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, ARE HEREBY DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW BY SPO.

f.	SPO’S SERVICES MAY BE SUBJECT TO LIMITATIONS, DELAYS, AND OTHER PROBLEMS INHERENT IN THE USE OF THE INTERNET AND ELECTRONIC COMMUNICATIONS. SPO IS NOT RESPONSIBLE FOR ANY DELAYS, DELIVERY FAILURES, OR OTHER DAMAGE RESULTING FROM SUCH PROBLEMS.

Limitation of Liability

a.	IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY EXCEED THE AMOUNTS ACTUALLY PAID BY AND/OR DUE FROM CUSTOMER IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANYONE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES OF ANY TYPE OR KIND (INCLUDING LOSS OF DATA, REVENUE, PROFITS, USE, OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF, OR IN ANY WAY CONNECTED WITH THIS SERVICE, INCLUDING BUT NOT LIMITED TO THE USE OR INABILITY TO USE THE SERVICE, OR FOR ANY CONTENT OBTAINED FROM OR THROUGH THE SERVICE, ANY INTERRUPTION, INACCURACY, ERROR, OR OMISSION, REGARDLESS OF CAUSE IN THE CONTENT, EVEN IF THE PARTY FROM WHICH DAMAGES ARE BEING SOUGHT HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b.	Certain states and/or jurisdictions do not allow the exclusion of implied warranties or limitation of liability for incidental, consequential, or certain other types of damages, so the exclusions set forth above may not apply to Customer.

Local Laws and Export Control; Securities Compliance

SPO makes no representation that the Service is appropriate or available for use in other locations. Customer is solely responsible for compliance with all applicable laws, including all securities state and federal securities laws, and without limitation export and import regulations of other countries.

Notice

SPO may give notice by means of a general notice on the Service, email to Customer address on record in SPO’s account information, or by written communication sent by first class mail or pre-paid post to Customer address on record in SPO’s account information. Such notice shall be deemed to have been given upon the expiration of 48 hours after mailing or posting (if sent by first class mail or pre-paid post) or 12 hours after sending (if sent by email). Customer may give notice to SPO (such notice shall be deemed given when received by SPO) at any time by any of the following: letter delivered by nationally recognized overnight delivery service or first class postage prepaid mail to SPO at the following address:

Silicon Prairie Portal & Exchange LLC
Attn: David V Duccini
475 Cleveland Ave Suite 315
St. Paul, MN 55104

Modification to Terms

SPO reserves the right to modify the terms and conditions of this Agreement or its policies relating to the Service at any time, effective upon the posting of an updated version of this Agreement on the Service. Customer is responsible for regularly reviewing this Agreement. Continued use of the Service following a period of thirty (30) days after any such changes shall constitute Customer’s consent to such changes.

Assignment; Change in Control

This Agreement may not be assigned by Customer without the prior written approval of SPO, which shall not be unreasonably withheld, but may be assigned without Customer’s consent by SPO to (i) a parent or subsidiary, (ii) an acquirer of assets, or (iii) a successor by merger. Any purported assignment in violation of this section shall be void. Any actual or proposed change in control of Customer that results or would result in a direct competitor of SPO directly or indirectly owning or controlling 50 percent or more of Customer shall entitle SPO to terminate this Agreement for cause immediately upon written notice.

General

1.	This Agreement shall be governed by Minnesota law and controlling U.S. federal law, without regard to the choice or conflicts of law provisions of any jurisdiction, and any disputes, actions, claims, or causes of action arising out of or in connection with this Agreement or the Service shall be subject to the exclusive jurisdiction of the state and federal courts located in Hennepin County, State of Minnesota.

2.	No text or information set forth on any other purchase order, preprinted form, or document shall add to or vary the terms and conditions of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then such provision(s) shall be construed, as nearly as possible, to reflect the intentions of the invalid or unenforceable provision(s), with all other provisions remaining in full force and effect. No joint venture, partnership, employment, or agency relationship exists between Customer and SPO as a result of this agreement or use of the Service. The failure of SPO to enforce any right or provision in this Agreement shall not constitute a waiver of such right or provision unless acknowledged and agreed to by SPO in writing. This Agreement comprises the entire agreement between Customer and SPO and supersedes all prior or contemporaneous negotiations, discussions or agreements, whether written or oral, between the parties regarding the subject matter contained herein.

IN WITNESS WHEREOF, the parties have executed this Portal Agreement as of the Effective Date.

SILICON PRAIRIE ONLINE (“SPO”):

BY:	/s/ David V Duccini
Name:	David V Duccini
Title:	Founder and CEO

CUSTOMER: Viroment Capital, LLC

By:
Name:	Paul Koenig
Title:	CEO

APPENDIX A
Schedule of Fees

Customer use of portal:

Signup:	$1,500
Commission:	4 % Cash
Equity:

Commission will be paid out concurrently with all disbursements once campaign has reached its stated minimum target and as investors execute subscription agreements.

APPENDIX B

Description / Documentation of Services

REG-CF Portal Hosting Package, Investor Residency Verification, Investment Tracking, and all other services as may be necessary.

APPENDIX C

FBO Account Authorization Letter

Viroment Capital LLC (“Customer”) hereby Authorizes Silicon Prairie Holdings, Inc. (“SPO”) to initiate the creation of a bank account (the “FBO Account”) for the benefit of Customer at Sunrise Banks (“Bank”), pursuant to that certain Third Party Sender ACH Agreement between SPO and Bank dated July 21, 2017, in order to collect amounts contributed from investors to Customer to be held in escrow for the benefit of Customer. This authorization shall remain in full force and effect until SPO has received written notification from Customer of its termination in such time and in such manner as to afford SPO a reasonable opportunity to act on such notification.

ASSIGNMENT: Customer hereby assigns to SPO its rights and management of the FBO Account during the term of the engagement, which is defined as commencing from the effective date of the Offering with the Securities Exchange Commission (“SEC”) via FORM-C and concluding at the final close of its Offering. Customer expressly authorizes SPO to add its name to such agreement as an FBO. SPO will be granted “read-only” access to the escrow account for the sole purpose of monitoring deposits and reconciling them with investment commitments made on the funding portal.

AMENDMENTS: This portal agreement supersedes the Sunrise Bank Escrow agreement signed by Customer, namely Sections 4 & 5.

DISBURSEMENT: Customer understands that no funds can be disbursed at the sole direction of SPO via the Escrow Agent until all conditions have been satisfied:

1	The Customer raises its stated minimum amount as documented in its offering documents and at least 21 days have elapsed since offering was published on the SPO funding portal, and

2	The Customer has accepted signed subscription agreements, including via e-signature, from each of its investors.

SPO will aid in the collection of signed subscription agreements and verify receipt prior to the disbursements of any funds from the escrow account. Signed subscription agreements can be obtained through the portal using e-signatures. Customer will be responsible for placing a digital signature on file with SPO to be used for the sole and express purpose of countersigning subscription agreements on Customer’s behalf.

Customer understands that all funds disbursed will be subject to transfer via an approved payment method, including but not limited to ACH, bank draft or wire transfer and will be subject to any fees required per method, to be deducted from funds held in escrow.

RESCIND: Customer understands that investors have the right to rescind their investment pledges up to 48 hours prior to the close of the offering and receive a full refund of all funds without fee. SPO will direct Escrow Agent to return funds.

RETURNS: Customer understands that SPO will direct the Escrow Agent to return funds to investors when:

1	Investment commitments are cancelled per qualifying events under regulation crowdfunding

2	Customer does not complete offering

CHARGEBACKS: Customer understands that investors who fund their escrow pledges via ACH can refute such transactions (“CHARGEBACK”) for up to 60 days. In the event an investor initiates an ACH chargeback, Customer understands funds in the equivalent amount may be held back until the matter is cured at Customer’s expense.

RELEASE. Customer hereby further agrees to release, indemnify and hold harmless SPO as administrator of the FBO Account from any claim or demand arising out of the administration of the FBO Account.

COMPLIANCE AND RECORD-KEEPING

Customer agrees:

(i)	To be bound by the Rules of the National Automated Clearing House Association (“Rules”);

(ii)	To assume the obligations and make the representation and warranties of an “Originator,” a “Third Party Service Provider” and/or a “Third Party Sender,” as the case may be and as such terms are defined under the Rules;

(iii)	To receive and maintain proper authorization from the “Receiver” for each “Entry” initiated on behalf of the Customer, as such terms are defined under the Rules;

(iv)	To be exposed to a limit and be subject to procedures for Third Party Sender to review and adjust the exposure limit periodically; and

(v)	To allow Third Party Sender to conduct regular audits of the Customer.

Consulting Services Agreement

Client: Viroment LLC

Thank you for choosing Prime Crowdfunding to advise and implement the marketing and promotion of your crowdfunding raise.

THIS AGREEMENT is entered into on this date, December 26th, 2019 by and between Prime Crowdfunding (The Company) and Viroment (The Client) a limited liability company, with a mailing address of 11303 Harness Draw, Woodbury MN 55129 , and; Paul Koenig, CEO known collectively as “the client”

The Client and The Company agree as follows:

1.	Services Overview

The services can be divided into two parts, the pre-campaign planning and strategy phase and the launch, marketing and promotion phase. Both types of services are detailed below:

As part of the the pre-campaign planning and stratgey phase, the company will provide:

1)	Initial Assessment and Marketing Plan Development (10-12 hours)
2)	Campaign and Document Development and Compliance (10-12 hours)
3)	Launch Preparation and Final Review (14-18 hours)

As part of the launch, marketing and promotion phase, the company will provide:

1)	Campaign Launch and Investor Lead Generation
2)	Social Media and directeMail Marketing
3)	Active Raise Coaching and ongoing Campaign evaluation
4)	Deal Marketing and Advocacy and Support (My RED Social Network)

2.	Client Requirements

Client agrees to provide the following items (Additional details in the campaign onboarding document):

1)	Business plan... Executive Summary
2)	Company financials and projections
3)	Offering documents (PPM) and legal review
4)	Accounting and financial review (if required)
5)	All currently available digital marketing assets

3.	Compensation and Payment

A.	Consulting Fee: For the Services described in Section 1, Client will pay $6,000 in marketing consulting fees. $4,000 of the marketing Fees are due upon execution of this agreement. An additional $2,000 is due when the client reaches its minimum raise goal. Payment can be made by check or electronic transfer:

Electronic Payment Information: Wells Fargo
Account: 360 Agent LLC Account #: 3383685017	Routing #: 121000248

B.	Success Fee: Earned by the company for the successful fundraising (meeting minimum raise goal), Client will pay to The Company a success fee of 2% of the total amount raised. The 2% will be due from the client when the “minimum raise goal” has been met and the funds have been received by the client.

4.	Agreement Term

This Agreement will commence on the effective date first set forth above and will continue for a minimum period of 180 days, and then will continue on a month to month basis unless otherwise terminated by The Company or Client or unless otherwise agreed to by The Company and the Client.

5.	Termination

This agreement may not be terminated prior to 180 days after the date shown above by either party. In the event that the Client desires to terminate the Services hereunder, the Client must submit a written request to The Company at least seven (7) days prior to the desired date of termination. Written requests to terminate may be made by mail or e-mail. If Client chooses to terminate this agreement in writing, all monies owed to The Company will be due immediately and will be automatically charged to the Client’s payment method on file. Under no circumstances will The Company give refunds of the amount paid for the Services hereunder.

6.	Ownership of Materials

The Client shall retain the creative rights to all original materials, data and similar items, produced by The Company hereunder in connection with the Services under this agreement. All services and software used by The Company shall at all times be the sole property of The Company and under no circumstances shall Client have any interest in or rights to the title to such materials, or software. Client acknowledges that The Company may use and modify existing materials for Client’s benefit.

7.	Proprietary Information and Use of Materials

A.	Except as provided elsewhere in this Agreement, all information disclosed by one Party to the other Party, shall be deemed to be confidential and proprietary (“Proprietary Information”). Such Proprietary Information includes, without limitation, information regarding marketing, sales programs, sales volume, sales conversion rates, sales methods and processes, sales proposals, products, services, vendors, customer lists, training manuals, sales scripts, telemarketing scripts, names of investors, and customer information, operating procedures, pricing policies, strategic plans, intellectual property, information about a Party’s employees and other confidential or Proprietary Information belonging to or related to a Party’s affairs.

B.	Nothing in this Agreement shall prohibit or limit the receiving Party’s use of information that can be demonstrated as: (a) previously known to the receiving Party, (b) independently developed by the receiving Party, (c) acquired from a third party not under similar nondisclosure obligations to the disclosing Party, or (d) acquired through the public domain through no breach by the receiving Party of this Agreement.

C.	License. Client grants The Company a limited, nontransferable, nonexclusive license to copy, use, store, set up, publicly display, publicly perform and transmit any trade names, trademarks, service marks, copyrights, content, text, images, software, functionality, page and other design and layout, media and other materials therein and solely in connection with creation of the Campaign and direct response marketing in accordance with this Agreement. The Client may, at any time, revoke this license granted to The Company.

D.	Portfolio Release. Client agrees that The Company has the right to use materials created pursuant to this Agreement for The Company’s portfolio, samples, self-promotion including advertising for The Company’s business including without limitation Facebook or Instagram, or any other social media platform. In the event Client wishes to exclude some specific materials from the release under this paragraph, or to limit the time period of such release, The Company and Client may agree in writing to such limitation.

8.	Additional Services

All services outside the scope of this Agreement that are requested by the Client and which The Company agrees to perform will be billed at a rate of [$150] per hour. Client will be notified and must approve in writing (email is sufficient) additional services before they will be performed, although The Company may not necessarily be able to inform Client in advance of the total cost of such additional services. Client will also be given opportunity to purchase additional services at package rates, when deemed appropriate by The Company.

9.	Limitation of Liability

The Client shall not be liable for any incidental, consequential, indirect or special damages, or for any loss of profits or business interruptions caused or alleged to have been caused by the performance or nonperformance of the Services. Client agrees that, in the event The Company is determined to be liable for any such loss, Client’s sole remedy against The Company is limited to a refund of payments made by Client for said Services, less expenses paid to subcontractors or to third parties. The Company is not responsible for errors which result from faulty or incomplete information supplied to The Company by Client. Client also agrees to not seek damages in excess of the contractually agreed upon limitations directly or indirectly through suits by or against other parties.

10.	No Guarantee

The Company does not warrant or guarantee any specific level of performance or results. Example of results obtained for other clients of The Company may be used as a marketing tool and shown to Client for demonstrative purposes only and should not be construed by Client as indicating any promised results or level of results. The Company shall, however, be required to provide quality hours of work in accordance under the schedule listed in paragraph 1 entitles “Services Overview.”

11.	Communications

Client agrees the communication is to be via email only, the email address to use is bruce@primecrowdfunding.com.

12.	Entire Agreement

This Agreement is the final, complete and exclusive Agreement of the Parties. No modification of or amendment to this Agreement shall be effective unless in writing and signed by each of the Parties.

13.	Severability.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect.

14.	Headings.

The headings used in this Agreement are for convenience only and shall not be used to limit or construe the contents of this Agreement.

15.	Interpretation and Enforcement.

The parties understand and agree that the construction and interpretation of this Agreement is governed by the laws of the State of Minnesota In the event that either party must initiate legal action to enforce this Agreement, the Parties agree that the proper venue for such action shall be the courts of the State of Minnesota.

By their signatures below, the parties hereby understand and agree to all terms of this Agreement.

Client (Viroment)		The Company (Prime Crowdfunding)

Name:	Paul Koenig	Name:

Title:	Chief Manager	Title:

Signature:	/s/ Paul Koenig	Signature:

Date:	12-26-19	Date:

SUBSCRIPTION ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of [                 ] (this “Agreement”), is entered into by and between Viroment Capital, LLC, a Delaware limited liability company (the “Company”) and Sunrise Banks, National Association as Escrow Agent hereunder (“Escrow Agent”).

RECITALS

A.	The Company is offering a minimum of 250 (the “Minimum Number”) of its Promissory Notes (“Securities”) and a maximum (the “Maximum Number”) of 750 of its Securities to subscribers (the “Subscriber(s)”) at a purchase price of $1,000 per Security (the “Offering”);

B.	The Offering is intended to be exempt from registration under the Securities Act of 1933, as amended, by virtue of Sections 4(a)(6) and 4A and Regulation Crowdfunding (§227.100 et seq.), promulgated thereunder (collectively, the “Offering Exemptions”); and

C.	In compliance with the requirements of the Offering Exemptions, the Company has engaged Silicon Prairie Portal as a portal operator (the “Portal Operator”) in connection with the Offering to provide an Internet website meeting the requirements of the Offering Exemptions (the “Portal”) and the Company is providing for the escrow of subscription payments (the “Subscription Payments”) received through the Portal in an escrow account (the “Escrow Account”) until certain conditions have been met and the Company and Escrow Agent desire to enter into an agreement with respect thereto.

NOW THEREFORE, in consideration of the premises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their respective successors and assigns, hereby agree as follows:

1 Definitions.

The following terms shall have the following meanings when used herein:

“Escrow Funds” shall mean the funds deposited in escrow with Escrow Agent pursuant to this Agreement.

“Final Escrow Closing Date” shall mean no earlier than July 1, 2020, unless prior to such date, the Company provides written notice to Escrow Agent of the extension of the Final Escrow Closing Date in accordance with the Offering Documents and applicable federal and state laws to a date no later than [                ], in which case the Final Escrow Closing Date shall mean the extended date established by such extension. In the case of each such extension, the Company shall provide Escrow Agent with a written certification of the duly approved extended Final Escrow Closing Date that is signed on behalf of the Company by a duly authorized person so designated on Exhibit B hereto.

“Notice of Escrow Closing” shall mean a written certification in the form of Exhibit C hereto that is signed on behalf of the Company by a duly authorized person so designated on Exhibit B hereto, stating that the following conditions to closing on the Escrow Funds have been satisfied on or before the Final Escrow Closing Date:

(i)	the Company shall have received and accepted subscriptions for the Minimum Number of Securities in the Offering; and

(ii)	the Company is not subject to any stop order or other legal order prohibiting the Offering or the acceptance of the Subscription Payments.

“Notice of Failure of Escrow Closing” shall mean a written certification in the form of Exhibit D attached hereto that is signed on behalf of the Company by a duly authorized person so designated on Exhibit B hereto, stating that:

(i)	the conditions to closing on the Subscription Payments being held in escrow have not been satisfied on or before the Final Escrow Closing Date;

(ii)	there has not been and will not be an escrow closing on the Subscription Payments; and

(iii)	directing Escrow Agent to return all Subscription Payments being held in the Escrow Account to the Subscribers.

“Offering Documents” shall mean the offering documents that have or will be provided to the Subscribers by the Company or the Portal Operator as required by the Offering Exemptions.

“Subscription Accounting” shall mean an accounting in spreadsheet format, prepared by the Company, indicating as of a particular date: (1) the unique identification number assigned to a Subscriber as part of the process of registration with the Portal, (2) the amount of the Subscription Payment(s) for the subscribed Securities, (3) the method of payment and date of deposit into the Escrow Account of the Subscription Payment relating thereto, including ACH information, and notations of any ACH return claims, (4) any withdrawal of any such subscription and by the Subscriber (if permitted), and (5) any rejection, cancellation or termination of any such subscription.

2 Appointment of and Acceptance by Escrow Agent; Effectiveness of Agreement.

The Company hereby appoints Escrow Agent to serve as escrow agent hereunder, and Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent in accordance with the terms of this Agreement. Notwithstanding the earlier execution and delivery of this Agreement or anything in this Agreement to the contrary, this Agreement shall only become effective and binding on the parties as of the date that (a) the Company pays the fees of Escrow Agent under Section 11 hereunder; and (b) the effective period of the Offering shall have begun under the Offering Exemption and the Company shall have confirmed in writing the first day of such effective period to Escrow Agent.

3 Deposits into Escrow.

a.	The Offering shall be conducted exclusively through the Portal. The Company shall at all times comply with the requirements of the Offering Exemptions in the conduct of the Offering, including the offer and sale of Securities, the provision of the Offering Documents to Subscribers, the collection of Subscription Payments, and the timing, form and content of instructions to Escrow Agent hereunder. The Company, and not Escrow Agent, shall be responsible for determining whether the Company has received subscriptions for the Minimum Number of Securities in the Offering, whether the aggregate amount of Securities purchased by a Subscriber will cause such Subscriber to exceed the investment limits of the Offering Exemptions, the residency or any other qualification of any Subscriber, and all other matters relating to the conduct of the Offering in compliance with the Offering Exemptions.

b.	The Company shall direct and shall ensure that the Portal shall direct all Subscribers to deliver all Subscription Payments directly to Escrow Agent for deposit into the Escrow Account. From time to time and upon request by Escrow Agent, the Company shall provide a Subscription Accounting to Escrow Agent. Unless otherwise agreed to by Escrow Agent, in no event shall any Subscriber be permitted to make any Subscription Payment by credit card payment and Escrow Agent shall only accept ACH credits or such other forms of electronic payment as may be permitted by Escrow Agent in its sole discretion. Subscription Payments shall be delivered to the Escrow Account in accordance with the instructions provided by Escrow Agent on or about the date of this Agreement. The Company shall ensure that the Portal functionality includes the ACH payment processing solution designated by Escrow Agent.

ALL FUNDS SO DEPOSITED SHALL REMAIN THE PROPERTY OF THE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE INTERESTS AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY ESCROW AGENT OR BY JUDGMENT OR CREDITOR’S CLAIMS AGAINST THE COMPANY OR THE PLATFORM OPERATOR UNTIL RELEASED TO THE COMPANY IN ACCORDANCE WITH SECTION 4 HEREOF. IN NO EVENT SHALL ANY OF THE ESCROW FUNDS BE COMMINGLED WITH DEPOSIT ACCOUNTS OF ESCROW AGENT OR OTHERWISE TREATED AS A DEPOSIT ACCOUNT OF ESCROW AGENT OR REFLECTED ON THE FINANCIAL STATEMENTS OF ESCROW AGENT.

c.	Notwithstanding anything to the contrary contained in this Agreement, the Company understands and agrees that all Subscription Payments received by Escrow Agent hereunder are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. Upon receipt, Escrow Agent shall process each Subscription Payment it receives for collection, and the proceeds thereof shall be held as part of the Escrow Funds and disbursed in accordance with Sections 4 and 5 hereof. If, upon presentment for payment, any Subscription Payment is dishonored, Escrow Agent shall notify the Company of such dishonor.

d.	Escrow Agent shall provide the Company with online access to view information relating to the Escrow Account.

4 Disbursement of Funds to the Company.

a.	Escrow Closing. Upon or within five (5) business days of the receipt of a Notice of Escrow Closing from the Company, a Subscription Accounting and such other certificates, notices or other documents as Escrow Agent shall reasonably require, Escrow Agent shall disburse to the Company the Escrow Funds then held by Escrow Agent (after deducting amounts paid or payable to Escrow Agent pursuant to Section 10 and Section 11 hereof and deducting amounts under Section 4(c) hereof).

b.	Notwithstanding anything to the contrary herein provided, Escrow Agent shall be entitled to rely conclusively and without inquiry on any documents furnished to Escrow Agent by the Company which purport to be those documents contemplated by Section 4(a). Without limiting the foregoing, Escrow Agent shall have no duty or responsibility to review or seek to determine the truth, accuracy or sufficiency of any such documents. Escrow Agent shall have no duty to review any subscription agreement or Subscription Accounting, it being the understanding and agreement of the parties hereto that Escrow Agent shall disburse the Escrow Funds upon receipt of documents Escrow Agent believes, without any duty of further inquiry, to conform to the requirements set forth in Section 4(a).

c.	All disbursements to the Company pursuant to Section 4 shall be by wire transfer pursuant to wire instructions provided by the Company on or about the date hereof. All disbursements of Escrow Funds to the Company under Section 4 shall be made in U.S. Dollars and subject to the fees and claims of Escrow Agent and the Indemnified Parties (as defined below) pursuant to Section 10 and Section 11. In furtherance and not in limitation of the foregoing, from the disbursement to the Company under Section 4(a) hereof, Escrow Agent shall not disburse and shall hold in the Escrow Account all funds credited to the Escrow Account in the 60 days immediately prior to the delivery of the Notice of Escrow Closing and not otherwise returned to satisfy claims (including under Section 10(b) hereof) until the first business day following 61 days after delivery of the Notice of Escrow Closing.

d.	Notwithstanding the foregoing, Escrow Agent shall not disburse any Escrow Funds to the Company pursuant to Section 4(a) if Escrow Agent shall have received from the Company a Notice of Failure of Escrow Closing.

5 Return of Funds to Subscribers.

a.	Failure to Reach Escrow Closing. If, by the date that is five (5) business days after the Final Escrow Closing Date, Escrow Agent shall not have received a Notice of Escrow Closing, then Escrow Agent shall (i) notify the Company in writing that the conditions set forth in Section 4(a) have not been satisfied, and (ii) as soon as practicable but no later than five (5) days following the Final Escrow Closing Date, return the Escrow Funds then held by Escrow Agent to the Subscribers in the same manner and to the same account from which the Escrow Funds originated or in a manner otherwise as determined by Escrow Agent, with each Subscriber receiving the amount of the Subscription Payment received from such Subscriber then held in the Escrow Account, without interest or deduction. If Escrow Agent shall at any time have received a Notice of Failure of Escrow Closing, Escrow Agent shall likewise return the Escrow Funds as described in Section 5(a)(ii). The Subscription Payment returned to each Subscriber shall be made in U.S. Dollars and be free and clear of any and all claims of the Company, the Portal Operator, or any of its respective creditors, including but not limited to, any and all fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 10 and Section 11.

b.	Rejection or Cancellation of Any Subscription. As soon as practicable but no later than five (5) business days after receipt by Escrow Agent of written notice from the Company that the Company has rejected or intends to reject a Subscriber’s subscription (which shall be rejected in whole and not in part) or written notice from the Company that a Subscriber has cancelled or that the Company has cancelled such Subscriber’s subscription (which may be cancelled in whole and not in part), Escrow Agent shall return to the applicable Subscriber the amount of the Subscription Payment received from such Subscriber then held in the Escrow Account or which thereafter clears the banking system.

c.	Abandonment or Termination of Offering; Insolvency of the Company or the Portal Operator. As soon as practicable but no later than five (5) business days after receipt by Escrow Agent of (i) notice from the Company that the Offering is being abandoned or terminated, or (ii) notice of the Company’s or the Portal Operator’s insolvency or bankruptcy, or the institution of bankruptcy, reorganization, insolvency, foreclosure, receivership, or liquidation proceedings by or against the Company or the Portal Operator and, if against the Company or the Portal Operator, such proceedings have, in the case of bankruptcy, reorganization, insolvency or liquidation, continued without termination for at least thirty (30) days and, in the case of foreclosure or receivership, continued without termination for at least thirty (30) days, then Escrow Agent shall, subject to applicable court orders, if any, return the Escrow Funds then held by Escrow Agent to the Subscribers the amount of the Subscription Payments received from such Subscribers then held in the Escrow Account, without interest or deduction. The Subscription Payment returned to each Subscriber shall be made in U.S. Dollars and be free and clear of any and all claims of the Company, the Portal Operator or any of their respective creditors, including but not limited to, any and all fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 10 and Section 11.

d.	In connection with a return of Subscription Payments to Subscribers pursuant to this Section 5, the Company shall provide Escrow Agent with a Subscription Accounting and such other certificates, notices or other documents as Escrow Agent shall reasonably require. Under no circumstances in connection with Escrow Agent’s return of funds to Subscribers pursuant to this Section 5 shall a Subscriber receive from Escrow Agent less than the amount of all Subscription Payments made by the Subscriber.

6 Suspension of Performance or Disbursement Into Court.

If, at any time, there shall exist any dispute between or among the Company, the Portal Operator, Escrow Agent, any Subscriber or any other person with respect to the holding or disposition of any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent’s reasonable satisfaction, the proper disposition of any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Company has not within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof appointed a successor escrow agent to act hereunder, then Escrow Agent may, in its sole discretion, consult legal counsel selected by it and take either or both of the following actions:

a.	suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); or

b.	petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Ramsey County, Minnesota or in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court all Escrow Funds without deduction for holding and disposition in accordance with the instructions of such court and Escrow Agent shall thereupon be discharged from all further duties under this Agreement.

Escrow Agent shall have no liability to the Company, the Portal Operator, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

7 Investment of Funds.

Escrow Agent shall hold the Escrow Funds in a non-interest bearing demand deposit account maintained by Escrow Agent. The Escrow Funds shall not be invested in any other securities or accounts, including, without limitation, corporate equity or debt securities, repurchase agreements, bankers’ acceptances, commercial papers, or municipal securities. Notwithstanding anything to the contrary herein provided, Escrow Agent shall have no duty by reason of this Agreement to prepare or file any Federal or state tax report or return with respect to the Escrow Account.

8 Resignation of Escrow Agent.

Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior notice to the Company. If, as of the effective date of such resignation, the Company has not appointed a successor escrow agent that has agreed in writing to such appointment, Escrow Agent shall return all Escrow Funds to Subscribers in accordance with Section 5(a)(ii). If, as of the effective date of such resignation, the Company has appointed a successor escrow agent that has agreed in writing to such appointment, Escrow Agent shall deliver to the Company and such successor escrow agent a full accounting of all Escrow Funds received, held and disbursed by Escrow Agent hereunder and shall deliver all Escrow Funds to the successor escrow agent. Upon the effectiveness of Escrow Agent’s resignation, Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability hereunder for actions taken as Escrow Agent hereunder prior to such resignation. After any Escrow Agent’s resignation, the provisions of this Agreement shall continue to apply as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement, provided that any and all claims of Escrow Agent and the Indemnified Parties pursuant to Section 10 shall survive the termination of this Agreement or Escrow Agent’s resignation. Any corporation or association into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of Escrow Agent’s corporate trust line of business may be transferred, shall be Escrow Agent under this Agreement without further act.

9 Duty and Liability of Escrow Agent.

Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The sole duty of Escrow Agent, other than as herein specified, shall be to receive the Escrow Funds and hold them subject to release, in accordance herewith. Escrow Agent shall have no duty to inquire or determine as to whether any person is complying with requirements of this Agreement or any applicable laws or regulations, including but not limited to federal or state securities laws, in connection with the Offering, including the depositing in the Escrow Account the Subscription Payments or the release of Escrow Funds pursuant to Section 4 or Section 5. Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties, not only as to its due execution and the validity (including the authority of the person signing or presenting the same) and effectiveness of its provisions, but also as to the truth, sufficiency and acceptability of any information therein contained. Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or provided to it pursuant to the express provisions hereof. Escrow Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall Escrow Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. Escrow Agent shall have no responsibility with respect to the use or application of any Escrow Funds released by Escrow Agent pursuant to the provisions hereof. Escrow Agent shall have no duty to solicit any Subscription Payment which may be due to be paid into the Escrow Account or to confirm or verify the accuracy or correctness of any amounts delivered into the Escrow Account or the calculation of the Minimum Number or the Maximum Number. Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement, provided that, if it does so institute or defend any such action, suit or proceeding, it shall first be indemnified to its satisfaction. Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. Escrow Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Escrow Agent shall have no liability with respect to the transfer or distribution of any funds by Escrow Agent pursuant to wiring or transfer instructions provided to Escrow Agent by the Company or the Portal Operator or set forth in any Subscription Agreement. Except for this Agreement (including any instructions given to Escrow Agent pursuant this Agreement), Escrow Agent shall not be obligated to recognize any agreement between, among or with any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof. Escrow Agent may consult counsel selected by it in respect of any question arising under this Agreement and Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. The Company shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Funds, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated unless such compliance is commenced following any appeal, order, injunction or other proceeding which stays the requirement of compliance with any such order, writ, judgment or decree. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines in a final non-appealable decision that Escrow Agent’s gross negligence or willful misconduct was the direct cause of any loss to the Company.

10 Indemnification of Escrow Agent; Limitation on Liability of the Company.

a.	From and at all times after the date of this Agreement, the Company shall indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent, parent, subsidiary and affiliate, and any director, officer, employee, attorney or agent of any such parent or subsidiary or affiliate of Escrow Agent (collectively, the “Indemnified Parties”) from and against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever, including without limitation reasonable attorneys’fees, costs and expenses, incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Company and the Portal Operator, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether or not an Indemnified Party) under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such suit, action or proceeding or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The Company further agrees to indemnify each of the Indemnified Parties for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Parties in connection with the enforcement of the Company’s indemnification obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Company. The obligations of the Company under this Section 10 shall survive any termination of this Agreement and the resignation of Escrow Agent.

b.	In the event that Escrow Agent distributes Escrow Funds to the Company pursuant to this Agreement, and any Subscriber later has a claim to the return of funds which were distributed (including any ACH return claim), then, in addition to any other indemnification obligation of this Section 10, the Company shall indemnify Escrow Agent for any and all funds that Escrow Agent returns to the Subscribers in connection with such claim and any and all costs associated with returning those funds.

11 Fees and Expenses of Escrow Agent.

Escrow Agent shall be entitled to compensation as described in Exhibit A attached hereto, at such time or times as set forth therein, for the services provided by Escrow Agent hereunder. The obligations of the Company under this Section 11 shall survive any termination of this Agreement and the resignation of Escrow Agent. The fees agreed upon for services rendered hereunder are intended as full compensation for Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event Escrow Agent renders any material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. No fees and costs and expenses payable to Escrow Agent or an Indemnified Party under this Agreement shall be deducted, withheld or set off against the Escrow Funds, except upon disbursement of Escrow Funds to the Company pursuant to Section 4(a).

12 Representations and Warranties.

The Company makes the following representations and warranties to Escrow Agent:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement has been duly approved by all necessary action required for its part, has been executed by its duly authorized persons, and constitutes its valid and binding agreement, enforceable in accordance with its terms.

c.	The execution, delivery, and performance by it of this Agreement will not violate, conflict with, or cause a default under its governing instruments, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture or other binding arrangement, including without limitation with respect to the Offering, to which it is a party or any of its property is subject.

d.	It hereby acknowledges that the status of Escrow Agent is that of agent only for the limited purposes set forth herein, and hereby represents and covenants that no representations or implications shall be made that Escrow Agent has investigated the desirability or advisability of investment in the Securities or has approved, endorsed or passed upon the merits of the investments therein (and the Offering Documents shall contain a statement to that effect) and that the name of Escrow Agent has not and shall not be used in any manner in connection with the offer or sale of the Securities other than to state that Escrow Agent has agreed to serve as agent for the limited purposes set forth herein.

e.	Each of the persons designated on Exhibit B hereto have been duly appointed to act as its respective authorized representatives hereunder and, individually and as authorized representatives, have full power and authority to execute and deliver any written notice, instruction or direction to amend, modify or waive any provision of this Agreement and to take any and all other actions including giving or confirming funds transfer instructions under this Agreement, all without further consent or direction from, or notice to, it or any other party provided that any change in designation of such authorized representatives shall be provided by written notice delivered to each party to this Agreement.

f.	Other than the Subscribers, no party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

g.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business, to enter into and perform this Agreement, and in respect of the Offering; it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

h.	All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

13 Security Advice Waiver.

The Company acknowledges that to the extent regulations of the Office of the Comptroller of the Currency or other applicable regulatory entity grant it the right to receive brokerage confirmations for certain security transactions as they occur, the Company specifically waives receipt of such confirmations to the extent permitted by law. Escrow Agent will furnish the Company periodic cash transaction statements that include detail for all transactions made by Escrow Agent.

14 Identifying Information.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Company acknowledges that a portion of the identifying information set forth herein is being requested by Escrow Agent in connection with the USA Patriot Act, Pub.L.107- 56 (the “Act”), and the Company agrees to provide any additional information requested by Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner. The Company represents and warrants that all identifying information provided to Escrow Agent, including any federal or state taxpayer identification number, is true and complete on the date hereof and will be true and complete at the time of any disbursement of Escrow Funds. The Company shall provide to Escrow Agent as requested such information relating to the Subscribers as may reasonably be required by Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.

15 Tax Reporting.

Escrow Agent shall have no responsibility for the tax consequences of this Agreement and hereby advises each party to consult with independent counsel concerning any tax ramifications. The Company shall prepare and file all required tax filings with the IRS and any other applicable taxing authority. Further, the Company agrees to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement, (ii) request information from Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, all of which shall be the responsibility of the Company, and advise Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations, and (iii) indemnify and hold Escrow Agent harmless pursuant to Section 10 hereof from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent.

16 Consent to Jurisdiction and Venue.

In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the courts in Ramsey County, Minnesota courts shall have sole and exclusive jurisdiction and shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts. 17 Notice.

Any notice and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

If to the Company at:

[__________]

If to Escrow Agent:

Sunrise Banks, National Association 2300

Como Avenue Saint Paul, MN 55108

Fax: (651) 259-6808

Attention: Crowdfunding Escrow Services or to such other address as a party may designate for itself by like notice.

18 Amendment or Waiver.

This Agreement may be amended, changed, waived, discharged or terminated only by a writing signed by the Company and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion. This Agreement may not be assigned by any party without the prior written consent of the other parties.

19 Severability.

To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20 Governing Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Minnesota without giving effect to the conflict of laws principles thereof.

21 Entire Agreement.

This Agreement constitutes the entire agreement between the parties relating to the acceptance, collection, holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22 Binding Effect.

All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Company and Escrow Agent.

23 Execution in Counterparts.

This Agreement and any written notice may be executed in two or more counterparts, which, when so executed, shall constitute one and the same agreement or notice.

24 Termination.

Upon the first to occur of the disbursement of all amounts in the Escrow Account pursuant to Section 4 or 5 hereof or deposit of all amounts in the Escrow Account into court pursuant to Section 6 hereof, this Agreement shall terminate and Escrow Agent shall have no further responsibilities whatsoever with respect to this Agreement or the Escrow Funds.

25 Publicity.

No party will (a) use any other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols, or brand names, or (b) otherwise refer to or identify any other party in advertising, publicity releases, or promotional or marketing publications, or correspondence to third parties without, in each case, securing the prior written consent of such other party.

26 WAIVER OF TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR (2) IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES TO THIS AGREEMENT OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY SUCH PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A CONSENT BY ALL PARTIES TO A TRIAL BY THE COURT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective as of the date first above written.

COMPANY:

VIROMENT CAPITAL, LLC

By:
Name:
Title:

ESCROW AGENT:

Sunrise Banks, National Association

By:	/s/ Jason Scott
Name:	Jason Scott
Its:	VP - Regional Market Manager